Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2010 related to the audited consolidated balance sheets of Harbor Point Limited and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009, which appear as Exhibit 99.2 in the Current Report on Form 8-K of Alterra Capital Holdings Limited filed on May 14, 2010. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda

May 21, 2010